STOCK PURCHASE AND FINANCING AGREEMENT

This **Stock Purchase and Financing Agreement** (the "**Agreement**") is entered into as of this 28th day of June, 2021, by and between **Silver State Mining Group, Inc.**, a Nevada corporation ("**SSMG**") and **Western Sierra Resource Corporation**, a Utah corporation ("**WRSC**").

RECITALS

WHEREAS, **WSRC** is a publicly-traded company quoted on OTC Markets engaged in applying its water assets to "beneficial use" for irrigation and cultivation of high value industrial hemp with which to manufacture "green" building products for construction of affordable homes;

WHEREAS, **WSRC** owns 4,000 acre/feet of water rights in Northern Colorado;

WHEREAS, **SSMG** is a privately-owned company formed for the purpose of pursuing the development and production of mining properties;

WHEREAS, subject to certain conditions set forth in the Joint Venture Agreement between **SSMG** and Andy Kay, **SSMG** will be the owner of certain BLM mining claims in Nevada totaling at least 640 acres. From among the various claims owned and/or controlled by Andy Kay and as listed by BLM registration number, claims totaling at minimum 640 acres together with two or more corresponding assay reports will be made available to SSMG and WSRC for inspection and approval prior to any distribution of funds from escrow to Andy Kay or Lonnie Treadwell. Upon approval of such claim or claims by SSMG and WSRC, each claim number and its corresponding Assay Report/(s) shall be attached as an Exhibit to this Agreement.

WHEREAS, **SSMG** desires to raise $10,000,000 to construct a 100 ton per day precious metals mining and extraction operation on these mining claims for the purpose of mining the ores thereon.

WHEREAS, **SSMG** desires to raise an additional $50,000,000 to construct an additional 1,000 ton per day precious metals mining and extraction operation on these mining claims for the purpose of mining the ores thereon.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and commitments set forth herein, the Parties hereto agree as follows:

1. **Purchase Price and Funding**.
(a) **WSRC** agrees to purchase 7,000,000 shares of **SSMG** common stock representing 70.00% of the total issued and outstanding as of the date of this Agreement in exchange for $100,000 to be paid within 30 days of the execution of this Agreement.

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(b) **WSRC** agrees to provide an additional $9,900,000 of funding to **SSMG** on a best efforts basis to be used for the construction the 100 ton per day production and extraction plant on the Sage Hen claims. These funds will be provided according to the attached Use of Proceeds schedule. **WSRC** will have up to five months to provide the full $10,000,000. Cliff Turley and Dennis Atkins, CPA, will be jointly responsible for administration of these funds and both shall report to WSRC's Board of Directors. Pursuant to this Agreement wherein WSRC is funding a total of $10,000,000 to SSMG, all project costs will be subject to oversight by SSMG and WSRC through Cliff Turley in his capacity as Paymaster. Cliff Turley will release funds pursuant to a voucher control system that will allow WSRC to appropriately account for and monitor the use and disposition of these funds on a weekly basis to its investors, shareholders, auditors and regulatory bodies in a complete and timely manner.

(c) **WSRC** will be entitled to receive 70% of the net income that **SSMG** retains from the mining operations. Distributions will be made monthly.

(d) Within 90 days after the successful completion and operation of the 100 ton per day plant, **WSRC** will also be responsible for providing the additional $50,000,000 to construct the 1,000 ton per day plant. So that **WSRC** does not have to sell additional equity to raise this additional $50,000,000, it will be permitted to pay for these costs from its accumulated net income and/or borrowing against its 70% net income allocation. Should the net income from the 100 ton day per plant be less than 25% of the projections set forth in the Summary attached hereto then **WSRC** has the option to elect to not fund the 1,000 ton plant. If **WSRC** elects to fund the 1,000 ton per day plant then it will be allowed to pay for it completely from its portion of the net income from the 100 ton per day plant.

(e) Andy Kay will own all of the production equipment. **WSRC** and **SSMG** will be allowed to place a lien on the non-proprietary pieces of this equipment until its $10,000,000 initial capital investment is recovered when such lien will be removed.

2. <u>Termination</u>. Once the Agreement has been executed, it cannot be terminated except in the event of fraud by either **Party**.

3. <u>Representations and Warranties</u>.

(a) WSRC represents and warrants that: (i) WSRC has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with WSRC's undertaking this relationship with the Company; (ii) the performance of the services called for by this Agreement does not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party; (iii) WSRC will not use in the performance of his responsibilities under this Agreement any confidential information or trade secrets of

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any other person or entity; and (iv) WSRC has not entered into or will not enter into any agreement (whether oral or written) in conflict with this Agreement.

(b) Compliance with Securities Laws. WSRC is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. WSRC understands that the Shares have not been registered under the Securities Act, WSRC understands that the Shares consist of "restricted securities" under applicable U.S. federal and state securities laws and that, after vesting, pursuant to these laws, WSRC must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. WSRC acknowledges that has no obligation to register or qualify the Shares for resale. WSRC further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to which are outside of WSRC's control and which is under no obligation and may not be able to satisfy. WSRC understands that no public market now exists for the Shares, and that has made no assurances that a public market will ever exist for them. WSRC understands that the Shares may be notated with the following legends:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

(c) SSMG represents and warrants that: (i) SSMG has no obligations, legal or otherwise, inconsistent with the terms of this Agreement; (ii) the performance of the services called for by this Agreement does not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party; (iii) SSMG will not use in the performance of his responsibilities under this Agreement any confidential information or trade secrets of any other person or entity; and (iv) SSMG has not entered into or will not enter into any agreement (whether oral or written) in conflict with this Agreement.

4. Indemnification. Each Party hereby indemnifies and agrees to defend and hold harmless the other from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorneys' fees, arising out of any breach of this Agreement or the representations and warranties made by the Parties. The Parties' obligations under this Agreement hereof shall survive the termination for any reason, of this Agreement.

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5. Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

6. Amendment. This Agreement may be amended only by a writing signed by WSRC and by a representative of ["insert here"] duly authorized.

7. Confidentiality. Any information pertaining to either party's business to which the other party is exposed as a result of the relationship contemplated by this Agreement shall be considered "Confidential Information." Neither party may disclose Confidential Information to any person or entity, except as required by law, without express written consent of the affected party.

8. Further Actions. The Parties shall execute any documents and take all appropriate actions as may be necessary to give effect to the Financing.

9. Assignment. Neither Party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Party, except to a successor in ownership of all or substantially all of the assets of the assigning Party if the successor in ownership expressly assumes in writing the terms and conditions of this Agreement. Any such attempted assignment without written consent will be void. This Agreement shall ensure to the benefit of and shall be binding upon the valid successors and assigns of the parties.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to conflicts of law principles. Any disputes regarding this Agreement shall be litigated in a court in Salt Lake County, Utah.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one instrument.

12. Severability. To the extent that any provisions of this Agreement are determined by a court of competent jurisdiction to be invalid or unenforceable, such provisions will be deleted from this Agreement or modified so as to make them enforceable and the validity and enforceability of the remainder of such provisions and of this Agreement will be unaffected.

13. Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties, superseding all prior and contemporaneous communications, representations, agreements, and understandings, oral or written, between the Parties with respect to the subject matter hereof. This Agreement may not be modified in any manner except by written amendment executed by each Party hereto.

14. Notice. All notices to any **Party** shall be sent to:

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If to WSRC:
Dennis Atkins, CPA
6175 Plumtree Lane
Edmond, Oklahoma 73160
405.209.5485
dennisatkinscpa@icloud.com

If to SSMG:
Clifton C. Turley
7688 Blue diamond Road, #2038
Las Vegas, Nevada 89178
307.696.5079
cliff.turley@yahoo.com

IN WITNESS WHEREOF, the Parties have caused this Financing Agreement to be duly executed and delivered as of the date first written above.

WESTERN SIERRA RESOURCE CORP.
("WSRC")

____
Roger Johnson, Chief Executive Officer

____
Dennis Atkins, Chief Financial Officer

SILVER STATE MINING GROUP, INC.
("SSMG")

____
Clifton Turley, Chief Executive Officer